Exhibit 5.1

LOGAN LAW FIRM PLC

RONALD J. LOGAN	2999 NORTH 44TH STREET, SUITE 303 PHOENIX, ARIZONA 85018-7250 www.rule144letters.com	Telephone: 602-957-9320 Facsimile: 602-532-7694 Direct Line: 602-614-4488 Logan@loganlf.com

January 6, 2015

TeleHealthCare, Inc.

7 Whitford

Irvine, CA 92602

Re: TeleHealthCare, Inc. (hereinafter the “Company”) Registration Statement on Form S-1, Relating to 4,181,000 shares of TeleHealthCare, Inc.’s Common Stock par value $.001 per share

Gentlemen:

I have been appointed as special counsel for TeleHealthCare, Inc., for the purpose of issuing a legal opinion with respect to 4,181,000 shares of the Company’s common stock to be registered pursuant to the Company’s registration statement on Form S-1 (the “Registration Statement”).

I am informed that the Registration Statement will be filed by the Company with the Securities and Exchange Commission (the “SEC”) for the purpose of registering these 4,181,000 shares (the "Shares") of common stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act").

I have been asked to render an opinion regarding whether these shares were duly and validly authorized, legally issued, fully paid and non-assessable. In connection with my opinion, I have examined and relied upon the originals or copies of such documents, corporate records, public records, and other instruments as I have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company (b) the Bylaws of the Company; (c) actions of the Company’s Board of Directors authorizing the issuance of the Shares and other relevant Board of Directors’ actions; and (d) the Registration Statement, including all exhibits thereto.

Based upon the foregoing, it is my opinion that, subject to the limitations set forth herein, the Shares to be registered on Form S-1 were duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photocopies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to me by the Company. As to any facts material to the opinions expressed below, with your permission I have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Regards,

By: /s/ Ronald J. Logan

Ronald J. Logan

Logan Law Firm PLC

Attorney at Law